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                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                   Washington, D.C. 20549                                 --------------------------
----------------                    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                     OMB APPROVAL
     FORM 3                                                                                               --------------------------
----------------             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,      OMB Number: 3235-0104
                                Section 17(a) of the Public Utility Holding Company Act of 1935           Expires: September 30,1998
                                    or Section 30(f) of the Investment Company Act of 1940                Estimated average burden
                                                                                                          hours per response....0.5
                                                                                                          --------------------------
(Print or Type Responses)
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
   1. Name and Address of Reporting    2. Date of Event        4. Issuer Name and Ticket or Trading
      Person*                             Requiring Statement     Symbol
   Net Investments, Inc.                  (Month/Day/Year)           2TheMart.Com, Inc.-TMRT

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   (Last)      (First)     (Middle)       11/18/99            ----------- ----------------------------------------------------------
                                                               5. Relationship of Reporting Person(s)    6. If Amendment, Date of
                                       -----------------------    to Issuer                                 Original
                                       3. I.R.S. Identification          (Check all applicable)             (Month/Day/Year)
   6200 Riverside Drive                   Number of Reporting
                                          Person, if an entity  [ ] Director        [X] 10% Owner
-----------------------------------       (voluntary)           [ ] Officer(give    [ ] Other (specify  ----------------------------
         (Street)                                                    title below                 below  7. Individual or Joint/Group
                                                                                                           Filing
   Cleveland      Ohio       44135                                                                         (Check Applicable Line)
                                                                                                           [X] Form filed by One
                                                                                                               Reporting  Person
----------------------------------                                       ---------------------------       [ ] Form filed by More
   (City)       (State)     (Zip)                                                                              than One Reporting
                                                                                                               Person
                                      ----------------------------------------------------------------------------------------------
                                                              TABLE 1- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                    2. Amount of Securities             3. Ownership Form:    4. Nature of Indirect Beneficial
   (Instr. 4)                              Beneficially Owned (Instr.4)        Direct (D) or         Ownership (Instr.5)
                                                                               Indirect (I)
                                                                               (Instr. 5)
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Common Stock, $.0001 per share              4,519,200                           D
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Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly.                  Page 1
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

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FORM 3 (CONTINUED)              TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,
                                                          OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of Derivative  2. Date Exercisable and   3. Title and Amount of Securities  4. Conver-  5. Ownership  6. Nature of Indirect
   Security (Instr. 4)     Expiration Date           Underlying Derivative Security     sion or     Form of       Beneficial
                           (Month/Day/Year)          (Instr. 4)                         Exercise    Derivative    Ownership
                        -----------------------------------------------------------     Price of    Security:     (Instr. 5)
                         Date         Expiration                             Amount     Derivative  Direct (D)
                         Exercisable  Date                     Title         or         Security    or Indirect
                                                                             Number                 (1)
                                                                             of Shares              (Instr. 5)

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Explanation of Responses:

                                                                  NET INVESTMENTS, INC.

                                                                  By: /s/ Robert J. Peterson
                                                                      -------------------------------------
                                                                      Robert J. Peterson, Vice President

                                                                                                                 November 29, 1999
** Intentional misstatements or omissions of facts constitute     _________________________________________      _________________
   Federal Criminal Violations.                                   ** Signature of Reporting Person               Date
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See
      Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required
to respond unless the form displays a currently valid                                                                         Page 2
OMB Number.

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